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                                                                   Exhibit 10.13

                                   AMENDMENT
                                      TO
                          LOAN AND SECURITY AGREEMENT
                          ---------------------------

     This Amendment to Loan and Security Agreement is entered into as of November 5, 1997 by and between SILICON VALLEY BANK ("Bank") and USWEB CORPORATION ("Borrower").

                                   RECITALS
                                   --------

     Borrower and Bank are parties to that certain Loan and Security Agreement dated as of September 29, 1997, as amended (the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, the parties agree as follows:

     1.   The following definitions are added to Section 13.1, as follows:

          "Advance" means a cash advance under the Bridge Loan Facility.

          "Bridge Loan Facility" means the facility under Section 2.1.1 pursuant to which Borrower may request Advances in an amount not to exceed Two Million Dollars ($2,000,000).

          "Bridge Maturity Date" means the earlier of the date Borrower receives the proceeds from the sale of its equity securities in an initial public offering or December 31, 1997.

     2.   A new Section 2.1.2 is added to the Agreement, as follow:

          2.1.2  Bridge Facility
                 ---------------

               (a) Upon the terms and subject to the conditions of this Agreement, Borrower may request Advances from Bank in an amount not to exceed Two Million Dollars ($2,000,000). Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this
          Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement. Interest shall accrue on each Advance from the date of such Advance at a floating rate equal to the Prime Rate plus One Percent (1.00%) per annum, and shall be payable on November 30, 1997 and the Bridge Maturity Date. After an Event of Default, the outstanding Advances will bear interest at 5 percent above the rate effective immediately before the Event of Default. The entire principal balance and all accrued but unpaid interest shall be due and payable on the Bridge Maturity Date. Bank may debit any of Borrower's deposit accounts including Account Number 3300072236 for principal and interest payments or any amounts Borrower owes Bank.

               (b) Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made.
          Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto.
                                                            ---------
          Bank is authorized to make Advances under this Agreement, based upon the instructions received from a Responsible Officer or a designee of a Responsible Officer. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee therof, and Borrower shall indemnify and hold Bank harmless from any damages or loss suffered by Bank as

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          a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1.2 to Borrower's deposit account.

     3. The definition of "Permitted Investments" in Section 13.1 is amended to include the following:

          (c) Investments constituting acquisitions permitted under Section 7.3.

          (d) Investments in Subsidiaries that are in the nature of operating advances for expenses incurred in the ordinary course of business of such Subsidiaries; and

          (e) Investments in Utopia, Inc.

     4. Section 7.2 of the Agreement is amended by replacing the words "with the exception of" in the third line thereof with the words "prior to".

     5. Section 7.3 of the Agreement is amended by replacing the last sentence thereof with the following:

          Notwithstanding the foregoing, Borrower may, without Bank's consent, merge with other Persons and acquire all or substantially all of the stock or assets of another Person or make cash advances to such other Person where either (i) the cash consideration paid by Borrower prior to Borrower's initial public offering does not exceed $50,000 in any one transaction or $250,000 in the aggregate, and the cash consideration paid by Borrower after Borrower's initial public offering does not exceed $100,000 in any one transaction or $500,000 in the aggregate or (ii) the acquired Person becomes a co-borrower under the Agreement and grants Bank a first priority security in its assets; provided further that any such transactions shall be permitted hereunder only so long as an Event of Default does not exist immediately prior to the date of such merger or acquisition or immediately after giving effect to such transaction.

     6. Section 7.4 is amended by deleting the second sentence thereof and adding the following sentences:

          Notwithstanding the foregoing, each of Borrower's Subsidiaries may incur Indebtedness in an amount up to $100,000, provided that the aggregate of such Indebtedness for all of Borrower's Subsidiaries may not exceed $500,000. Borrower may incur Indebtedness not to exceed $3,000,000 in connection with Borrower's acquisition of Utopia, Inc. Borrower's subsidiaries may incur Indebtedness to Borrower that constitutes permitted Investments.

     7.   Section 7.6 is amended by adding the following sentence:

          Notwithstanding the foregoing, for so long as an Event of Default has not occurred and is continuing, Borrower may repurchase stock from former employees of Borrower in accordance with the terms of repurchase or similar agreements between Borrower and such employees.

     8.   Section 7.7 is amended to read as follows:

          Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person and except for transactions with a Subsidiary that are upon fair and reasonable terms and transactions constituting Permitted Investments.

     9. Unless otherwise defined, all capitalized terms in this Amendment shall be as defined in the Agreement. Except as amended, the Agreement remains in full force and effect.

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     10.  Borrower represents and warrants that the Representations and
Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

     11. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     12. As a condition to the effectiveness of this Amendment, Borrower shall deliver a warrant to Bank in substantially the form attached hereto, and shall pay Bank an amount equal to all Bank Expenses incurred in connection with the preparation of this Amendment.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.


                                                  USWEB CORPORATION



                                                  By:___________________________

                                                  Title:________________________



                                                  SILICON VALLEY BANK


                                                  By:___________________________

                                                  Title:________________________

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